EXHIBIT 23.3

CONSENT OF MINE RESERVES ASSOCIATES, INC.

TO THE BOARD OF DIRECTORS OF GLAMIS GOLD LTD.

We consent to the incorporation by reference in this registration statement of Glamis Gold Ltd. on Form S-8 of our verification of certain mineral reserves of Glamis Gold Ltd., incorporated in the Annual Report on Form 40F of Glamis Gold Ltd. that was filed on May 3, 2002.

DATED this 8th day of May, 2002.

MINE RESERVES ASSOCIATES INC.

Per:	Signed "Donald Elkin"
Donald Elkin